Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

James S. Scibetta

Chief Financial Officer

Pacira Pharmaceuticals, Inc.

(973) 254-3570

Dan Budwick

Vice President, Media Relations

Pure Communications, Inc.

(973) 271-6085

Pacira Pharmaceuticals, Inc. Appoints Two Life Sciences Industry Veterans to its

Board of Directors

Laura A. Brege and Paul J. Hastings bring more than 50 years of financial, operational and commercial expertise to the board

PARSIPPANY, N.J. June 2, 2011 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX), an emerging specialty pharmaceutical company, today announced the appointments of Laura A. Brege and Paul J. Hastings to its board of directors. Together, Brege and Hastings bring more than five decades of biotechnology and pharmaceutical industry experience with both privately-held and publicly-traded companies. Pacira also announced today that Carl L. Gordon, Ph.D., a founding general partner of OrbiMed, will be stepping down from the board. With these appointments, the board membership has been expanded from seven to eight.

“We are excited to welcome Laura and Paul to our board and believe that their unique perspectives and relevant experience will be immediately beneficial to our team,” said David Stack, president and chief executive officer of Pacira Pharmaceuticals. “With more than 50 years of clinical development, commercial, financial and operational experience in the pharmaceutical and biotechnology industries, we believe their insights will prove particularly valuable as we continue to mature as a company. We are executing our pre-commercial strategy for EXPAREL™ in preparation for its potential approval by the U.S. FDA later this year and we believe Laura and Paul’s contributions will strengthen our capabilities as we move forward on our roadmap toward success. At the same time, we wish to thank Carl Gordon for his dedicated service on the board over the years. His insights and guidance have been valuable and have played an important role in our ability to execute successfully on our strategic plan.”

Ms. Brege serves as executive vice president, corporate affairs for Onyx Pharmaceuticals, whose lead product, Nexavar® (sorafenib), has been approved in more than 100 countries for the treatment of liver cancer. In this role, Ms. Brege is responsible for the oversight of all external relationships including medical and scientific affairs, government affairs and public affairs.

Previously, Ms. Brege held the roles of chief operating officer and executive vice president and chief business officer for Onyx. In these roles, she oversaw the expansion of key corporate capabilities and strengthened the company’s financial position by significantly adding to its cash reserves. Prior to joining Onyx in 2006, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm, and senior vice president and chief financial officer at COR Therapeutics. Ms. Brege earned her undergraduate degree from Ohio University and has an MBA from the University of Chicago.

Mr. Hastings has served as president and chief executive officer of OncoMed Pharmaceuticals since January 2006. Prior to joining OncoMed, Mr. Hastings was president and chief executive officer of QLT, Inc. Before this role, Mr. Hastings served as president and chief executive officer of Axys Pharmaceuticals, which was acquired by Celera Corporation in 2001. Prior to Axys, Mr. Hastings was president of Chiron Biopharmaceuticals and also held a variety of management positions of increasing responsibility at Genzyme Corporation, including president of Genzyme Therapeutics Europe and president of Worldwide Therapeutics. Mr. Hastings currently serves as chairman of the board of the Bay Area Biosciences Association (Bay Bio) and serves on the executive committee of the board of directors of the Biotechnology Industry Association. He received a Bachelor of Science degree in pharmacy from the University of Rhode Island.

“With our recent initial public offering and our new drug application submission to the Food and Drug Administration, we have entered a new phase of development as a company,” said Fred Middleton, chairman of the board of Pacira Pharmaceuticals. “We are pleased to attract additional experienced talent to Pacira’s board of directors. We believe that Laura and Paul will together bring important commercial leadership to the board as we approach our upcoming PDUFA (Prescription Drug User Fee Act) date and the potential launch of EXPAREL™ later this year. We look forward to incorporating Laura’s and Paul’s insights into the execution of the Company’s strategy for our planned product launch and rapid growth in future periods.”

About Pacira

Pacira Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, manufacture and commercialization of novel pharmaceutical products, based on its proprietary DepoFoam drug delivery technology, for use in hospitals and ambulatory surgery centers. In December 2010, Pacira announced that its New Drug Application (NDA) for EXPAREL, the company’s most advanced investigational product candidate, had been accepted for filing by the U.S. Food and Drug Administration (FDA). The FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of July 28, 2011 for the review of the EXPAREL NDA. EXPAREL is a bupivacaine-based product and has completed extensive Phase 3 clinical development for postoperative analgesia by infiltration. EXPAREL consists of bupivacaine encapsulated in DepoFoam, which is designed to address the limitations of widely used medications by enhancing their dosing and/or administration profile. Additional information about Pacira is available at www.pacira.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about EXPAREL’s potential, and other statements containing the words

“believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the timing of, and our ability to obtain regulatory approval of EXPAREL; the timing of our anticipated commercial launch of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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